EXHIBIT 2.3

CONTRIBUTION AGREEMENT

by and among

Invisa, Inc.,

UEP Holdings, LLC

and

Howard R. Curd, Howard F. Curd, Mark Kunz, George L. Sanchez and Ted Torres as

Members of Uniroyal Engineered Products, LLC

Dated as of November 10, 2014

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS	5
ARTICLE 2 FORMATION OF COMPANY; CLOSING; RELATED TRANSACTIONS	12
2.1 Formation of the Company	12
2.2 Transactions Prior to the Closing	13
2.3 Time and Place of the Closing	13
2.4 Deliveries and Other Actions at the Closing	13
ARTICLE 3 REPRESENTATIONS AND WARRANTIES	13
3.1 Representations and Warranties of Invisa and the Company	13
(a) Authorization	13
(b) Purchase for Own Account	14
(c) Investment Experience	14
3.2 Representations and Warranties of Certain Uniroyal Parties	14
(a) Organization, Good Standing, Corporate Power and Qualification	14
(b) Capitalization	15
(d) Due Authorization	15
(e) Consents	15
(f) Financial Statements	16
(g) Absence of Undisclosed Liabilities	16
(h) Accounts Receivable	16
(i) Taxes	16
(j) Litigation	18
(k) Compliance with Laws; Governmental Authorizations	18
(l) Title to Assets; Real Property; Permits	18
(m) Insurance	19
(n) Debt Instruments; Credit Enhancements	20
(o) Leases	20
(p) Other Agreements	20
(q) Transactions with Related Parties	21

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(r) Employee Benefit Plans	21
(s) Employee Matters	22
(t) Books and Records	23
(u) No Brokers	23
(v) Maintenance of Business	24
(w) Environmental Matters	24
(x) Intellectual Property	24
(y) Full Disclosure	24
3.3 Representations and Warranties of the Uniroyal Parties	24
ARTICLE 4 CONDITIONS TO INVISA’S AND THE COMPANY’S OBLIGATIONS AT CLOSING	27
4.1 Representations and Warranties	27
4.2 Performance	27
4.3 Legal Proceedings	27
4.4 Maintenance of Business	27
4.5 Good Standing Certificate	28
4.6 No Litigation	28
4.7 FIRPTA Certificate	28
4.8 Secretary’s Certificate	28
4.9 Transfer Powers	28
4.10 Uniroyal Party Releases	28
4.11 Other Documents	28
4.12 Form 8-K and Press Release	28
ARTICLE 5 CONDITIONS TO THE OBLIGATIONS OF THE UNIROYAL PARTIES AT CLOSING	29
5.1 Representations and Warranties	29
5.2 Payment of Purchase Price	29
5.3 Good Standing Certificate	29
5.4 Other Documents	29
5.5 Form 8-K and Press Release	29
ARTICLE 6 TAX MATTERS	29
6.1 Tax Covenants	29
6.2 Termination of Existing Tax Sharing Agreements	30
6.3 Tax Indemnification	31
6.4 Straddle Period	31
6.5 Contests	31
6.6 Cooperation and Exchange of Information	32
6.7 Tax Treatment of Indemnification Payments	32

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6.8 Survival	32
6.9 Overlap	32
ARTICLE 7 INDEMNIFICATION	33
7.1 Indemnification by the Uniroyal Parties	33
7.2 Indemnification by Invisa	33
7.3 Survival of Representations and Warranties	33
7.4 Demands	33
7.5 Right to Contest and Defend	34
7.6 Tax Claims	35
7.7 Cooperation	35
7.8 Indemnity Matters	35
ARTICLE 8 UNIROYAL PARTIES’ REPRESENTATIVE	35
8.1 Authorization of the Uniroyal Parties’ Representative	35
8.2 Compensation; Exculpation; Indemnity; Resignation	37
ARTICLE 9 RESTRICTIVE COVENANTS	38
ARTICLE 10 GENERAL PROVISIONS	39
10.1 Successors and Assigns	39
10.2 Governing Law	39
10.3 Counterparts	39
10.4 Titles and Headings	39
10.5 Notices	40
10.6 Expenses	40
10.7 Amendments and Waivers	40
10.8 Severability	40
10.9 Entire Agreement	40
10.10 Further Assurances	41
10.11 Facsimile Signatures	41
10.12 Third Parties	41
10.13 Specific Performance	41
EXHIBIT A UNIROYAL PARTIES EQUITY INTERESTS
EXHIBIT B ALLOCATION OF CONSIDERATION INTERESTS
EXHIBIT C THE COMPANY LLC AGREEMENT
EXHIBIT D INVISA CONTRIBUTED ASSETS

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made as of November 10, 2014, by and among Invisa, Inc., a Nevada corporation (“Invisa”); UEP Holdings, LLC, a Delaware limited liability company (the “Company”); Howard R. Curd (“HR Curd”); Howard F. Curd (“HF Curd”); Mark Kunz (“Kunz”); George L. Sanchez (“Sanchez”); and Ted Torres (“Torres”) (HR Curd, HF Curd, Kunz, Sanchez and Torres being collectively referred to as the “Uniroyal Parties” and Invisa, the Company and the Uniroyal Parties being collectively referred to as the “Parties” and individually as a “Party”).

RECITALS

A.   Invisa (defined terms used in these recitals have the meanings given to them in Section 1) is engaged in the operation of the Invisa Contributed Assets;

B.   Invisa has contributed, or prior to the Closing hereunder will contribute, to the Company the Invisa Contributed Assets;

C.    The Uniroyal Parties own all of the outstanding membership interests of UEP (the “Equity Interests”); and

 D.   The Uniroyal Parties desire to contribute their assets to the Company.

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.             Defined Terms. In this Agreement, except where the context otherwise requires:

“Accounting Referee” has the meaning set forth in Section 6.1(c) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Applicable Law” means, collectively, all laws, statutes, ordinances, regulations, rules, orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority applicable to a Person or any of its assets, properties or business.

“Audited Financial Statements” has the meaning set forth in Section 3.2(f) of this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.2(f) of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.2(f) of this Agreement.

“Board of Managers” shall have the meaning ascribed to such term in the UEP LLC Agreement.

“Series A Preferred Unit” has the meaning ascribed to such phrase in the Company LLC Agreement.

“Series B Preferred Unit” has the meaning ascribed to such phrase in the Company LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means UEP Holdings, LLC, a Delaware limited liability company.

“Company Indemnitees“ shall mean the following Persons: (a) the Company; (b) Invisa, Inc.; (c) the Company’s current and future Affiliates (including, following the Closing, UEP); (d) officers, directors, general and limited partners, members, stockholders and managers of the Persons referred to in clauses (a), (b) and (c) above; and (e) the respective successors and assigns of the Persons referred to in clauses (a), (b), (c) and (d) above; provided, however, that the Uniroyal Parties shall not be deemed to be Company Indemnitees.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, a copy of which is appended hereto as Exhibit C.

“Consents” has the meaning set forth in Section 3.4(g) of this Agreement.

”Consideration Interests” means preferred ownership interests in the Company set forth on Exhibit B to this Agreement.

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“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

“Controlling UEP Parties” means HR Curd and HF Curd.

“Disclosure Schedule” has the meaning set forth in Section 3.2 of this Agreement.

“Employee Plan” means, with respect to UEP, (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of UEP (or, where indicated below, any trade or business (whether or not incorporated) (A) under common control within the meaning of Section 4001(b)(1) of ERISA with UEP or (B) which together with UEP is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which UEP (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers or contributions. In

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, or other encumbrance of any kind in respect of such asset, other than: (a) statutory liens for taxes or assessments and similar charges, which are not yet due or delinquent or are being contested in good faith and by appropriate proceedings; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) zoning, building and other similar restrictions imposed by Applicable Law; (g) non-exclusive licenses granted in the ordinary course of business that would not reasonably be expected to materially interfere with the use or operation of the asset subject thereto; (h) rights granted in confidentiality or non-disclosure agreements entered into in the ordinary course of business providing revocable, non-exclusive rights to use confidential information for a limited purpose; and (i) other liens, imperfections of title, encumbrances or restrictions that do not materially impair or interfere with the use or operation of the asset subject thereto.

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“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Environmental Law(s)” shall mean any federal, state, county, municipal and local, foreign and other statutes, laws, rules, regulations and ordinances or rule of common law which relate to or deal with protection of human health, safety, or the environment (including the Occupational Safety and Health Act, 29 USC 651 et seq.), or which govern (A) the existence, cleanup and/or remediation of contamination on property; (B) the emission or discharge of Hazardous Substances into the environment; (C) the control of hazardous waste; or (D) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials, all as may be from time to time amended or enacted or promulgated.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Authority.

“Governmental Permits” means, as to UEP, all permits, licenses, approvals, immunities, entitlements and other authorizations, franchises, registrations, consents, and certificates of need held or applied for by any Person from any Governmental Authority, including all filings, certificates of occupancy, operating permits, sign permits, development rights and approvals, zoning, building, safety and health approvals and rights and all other permits needed for, used in connection with or otherwise relating to the development, construction, operation, use or maintenance of the Real Property.

“Hazardous Substance(s)” shall mean (A) any oil, flammable substances, explosives, radioactive materials, hazardous substances or wastes, toxic substances or wastes, pollutants, contaminants, or any related materials or substances identified in or regulated by any Environmental Law (including any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 USC 9601 et seq.)); and (B) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, carcinogens, petroleum products and by revenues to -products (including any fraction thereof), and radon.

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“Indemnitees” shall mean the Company Indemnitees or the Uniroyal Parties, as the case may be.

“Indemnitors” shall mean Invisa or the Company, on the one hand, or the Uniroyal Parties on the other hand.

“Interim Balance Sheet” has the meaning set forth in Section 3.2(f) of this Agreement.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.2(f) of this Agreement.

“Intellectual Property”  or “IP” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (f) internet domain name registrations.

“Interim Financial Statements” has the meaning set forth in Section 3.2(f) of this Agreement.

“Invisa Contributed Assets” means certain of the assets and liabilities of Invisa, which Invisa contributed to the Company, which are described on Exhibit D to this Agreement.

“Invisa Indemnitees” means Invisa and the Company.

“IP Agreements” has the meaning set forth in Section 3.2(x)(b) of this Agreement.

“Knowledge” shall mean the actual or constructive knowledge of the applicable Person, after due inquiry.

“Laws” means all foreign or domestic, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons and to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; the privacy and security of personal information and consumer protection; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including environmental laws).

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“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law or Contract.

“Litigation” means any action, suit, arbitration, mediation, proceeding, claim or investigation pending or threatened in writing against any Person (or against any officer, member of such Person, member of the board of managers, employee, agent or other similar representative of such Person in their capacity as such or relating to their employment, services or relationship with such Person) before any court, Governmental Authority or private arbitrator.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, assets (including intangible assets), liabilities, operations, results of operations or prospects of such Person and its Subsidiaries, taken as a whole; provided, however, that in determining whether or not a Material Adverse Change has occurred, any change attributable to the following shall not be considered: (a) changes in general economic or industry conditions (provided that such changes do not affect such Person in a substantially disproportionate manner as compared to its competitors); (b) changes in Applicable Law or applicable accounting rules or policies; and (c) acts of God, terrorism, military action or war.

“Ordinary Course of Business” means the ordinary course of business of UEP consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means any individual, Entity or Governmental Authority.

“Policies” has the meaning set forth in Section 3.4(h) of this Agreement.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of UEP for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

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“Pre-Closing Taxes” means Taxes of UEP for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by UEP, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” has the meaning set forth in Section 3.3(h) of this Agreement.

“Securityholders Agreement” means that certain October 17, 2003, Securityholders Agreement by and among UEP, HR Curd and the other parties thereto.

“Straddle Period” has the meaning set forth in Section 6.4 of this Agreement.

“Subsidiary” means, with respect to any Person, an Entity (a) in which such Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest, or (b) in which such Person owns (directly or indirectly, beneficially or of record) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors, board of managers or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 6.5 of this Agreement.

“Tax Return” means any return (including any information return), report, claim for refund, statement, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

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“Transaction Documents” means this Agreement and any and all certificates, agreements, documents and other instruments to be executed and delivered in connection with the transactions contemplated by this Agreement, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“UEP” means Uniroyal Engineered Products, LLC, a Delaware limited liability company.

“UEP Financial Statements” has the meaning set forth in Section 3.2(f) of this Agreement.

“UEP IP” has the meaning set forth in Section 3.2(x)(a) of this Agreement.

“UEP-Owned IP” has the meaning set forth in Section 3.2(x)(a) of this Agreement.

“UEP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of UEP.

“Union” has the meaning set forth in Section 3.2(s)(ii) of this Agreement.

“Uniroyal Parties Representative” has the meaning set forth in Section 8.1 of this Agreement.

“1933 Act” means the Securities Act of 1933.

ARTICLE 2

FORMATION OF COMPANY; CLOSING; RELATED TRANSACTIONS

2.1           Formation of the Company. The Company has been formed as a direct wholly-owned subsidiary of Invisa by filing the Certificate of Formation with the Secretary of State of the State of Delaware and any other required documents with such other applicable Governmental Authorities as Invisa has determined in consultation with the Uniroyal Parties. Prior to the Closing, Invisa will cause the Company to take, and following the Closing the Company will take, all actions reasonably requested by a party to the extent necessary in order to permit such Party to comply with any applicable legal requirements.

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2.2           Transactions Prior to the Closing. Subject to the terms and conditions hereof, prior to Closing:

(a)             Invisa shall transfer all of the right, title and interest in, subject to the liabilities of, the Invisa Contributed Assets to the Company, and the Company shall accept such transfer and assume such liabilities.

(b)             UNIR LLC (“UNIR”) shall assign its rights and obligations under that certain October 17, 2003, Management Agreement, by and between UNIR and UEP, to the Company

2.3           Time and Place of the Closing. The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Shumaker, Loop & Kendrick on the Closing date. The Closing shall take place at 10:00 a.m. on November 10, 2014 (the “Closing Date”).

2.4           Deliveries and Other Actions at the Closing. At the Closing

(a)            each Party shall execute and deliver the Company LLC Agreement;

(b)            the Uniroyal Parties shall assign to the Company all of their Equity Interests in UEP; and

(c)            the Company shall issue to the Uniroyal Parties the Consideration Intersts as set forth on Exhibit B to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Invisa and the Company.

(a)     Authorization. Each of Invisa and the Company has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by Invisa and the Company and the consummation by them of the transactions contemplated hereunder and thereunder have been duly and validly authorized. This Agreement constitutes the valid and legally binding obligation of Invisa and the Company, enforceable in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies.

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(b)     Purchase for Own Account. The Equity Interests to be received by the Company hereunder will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and the Company has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c)     Investment Experience. Invisa and the Company understand that the investment in the Equity Interests involves substantial risk. Invisa and the Company acknowledge that they are able to fend for themselves, can bear the economic risk of such investment in the Equity Interests and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of this investment in the Equity Interests and protecting their own interests in connection with this investment.

(d)     Additional Information. Invisa and the Company acknowledge that they has been afforded the opportunity to ask questions and receive answers concerning UEP and to obtain additional information that they have requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein shall operate to modify or limit in any respect the representations and warranties of the Uniroyal Parties or to relieve them from any obligations to the Invisa Indemnitees for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

3.2           Representations and Warranties of Certain Uniroyal Parties.

Each of the Controlling Uniroyal Parties hereby represents and warrants to the Company and Invisa that, except as set forth in the applicable section of the disclosure schedule (the “Disclosure Schedule”) attached to this Agreement, the statements in the following paragraphs of this Section 3.2 are all true and complete as of the date hereof, and (ii) Sanchez, individually, represents and warrants to the Company and Invisa that, except as set forth in the applicable section of the Disclosure Schedule, the statements in subsections (f), (g), (h), (i) and (n) (for which purpose any reference to “Knowledge” shall be deemed to include the Knowledge of Sanchez), are all true and complete in all material respects as of the date hereof.

(a)     Organization, Good Standing, Corporate Power and Qualification. UEP has been duly organized as a Delaware limited liability company and is in good standing under the laws of the State of Delaware. UEP has the requisite power and authority to enter into and perform this Agreement, to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted. UEP has made available to the Company and Invisa complete and correct copies of its certificate of formation, limited liability company operating agreement and all other organizational documents of UEP, with all amendments and modifications thereto, as in effect on the date of this Agreement. UEP is qualified to do business in the jurisdictions set forth in Section 3.2(a) of the Disclosure Schedule. UEP is not required to be qualified to do business in any other jurisdiction except for jurisdictions in which failure to so qualify could not reasonably be expected to have a material adverse effect on UEP.

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(b)     Capitalization. Exhibit A sets forth all of the authorized, issued and outstanding membership interests or other equity interests (including phantom membership units, if any, and outstanding unexercised options, warrants and similar rights) of UEP, including the name of each holder thereof and the number of limited liability company interests, phantom membership units, options, warrants or similar rights held by each such holder. All issued and outstanding limited liability company interests of UEP have been duly authorized and validly issued. All of the Equity Interests have been issued pursuant to valid exemptions from the registration requirements under the 1933 Act and any applicable foreign, state or local securities or “blue sky” laws and regulations. Except as set forth on Exhibit A, there are no outstanding securities convertible into or exchangeable for limited liability company interests of UEP, or warrants to purchase or to subscribe for any of such limited liability company interests, stock or other securities of UEP. No limited liability company interests or other membership interests of UEP have been reserved for any purpose.

(c)      Subsidiaries. UEP has no Subsidiaries and no equity investment or other interest in, nor has UEP made advances or loans to, any Person.

(d)     Due Authorization. All action on the part of UEP’s members and Board of Managers necessary for (a) the authorization, execution, delivery of, and the performance of all obligations of UEP under this Agreement; (b) the transfer of the Equity Interests being transferred under this Agreement; and (c) the performance by UEP of the transactions contemplated hereby has been taken. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Uniroyal Parties, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

(e)     Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under, any Contract to which UEP is a party or by which UEP is bound. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of UEP in order to enable UEP to execute, deliver and perform its obligations under this Agreement except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

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(f)     Financial Statements. Schedule 3.2(f) contains the audited financial statements as of, and for the fiscal years of UEP ended, December 29, 2013 and December 31, 2012 (the “Audited Financial Statements”) and the unaudited financial statements (including balance sheet and income statement) as of, and for the six months ended June 29, 2014 (the “Interim Financial Statements”) (collectively, the “UEP Financial Statements”). The UEP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to UEP) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The UEP Financial Statements are based on the books and records of UEP, and fairly present in all material respects the financial condition of UEP as of the respective dates indicated and the results of the operations of UEP for the periods indicated. The balance sheet of UEP as of December 31, 2013 is referred to herein as the ”Balance Sheet” and the date thereof as the ”Balance Sheet Date” and the balance sheet of UEP as of June 29, 2014 is referred to herein as the ”Interim Balance Sheet” and the date thereof as the ”Interim Balance Sheet Date.” There has been no Material Adverse Change with respect to UEP since the Interim Balance Sheet Date.

(g)     Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.2(g), UEP does not have any Liability and, to the Knowledge of the Controlling Uniroyal Parties, there is no basis for any Liability, except for Liabilities that have arisen after the Interim Balance Sheet Date in the Ordinary Course of Business and that do not represent a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, governmental authorization or Applicable Law and which have not been either in any individual case or in the aggregate, materially adverse to UEP.

(h)     Accounts Receivable. All notes and accounts receivable of UEP are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are not subject to any setoff or counterclaim, and are current and, to the Knowledge of the Controlling Uniroyal Parties, collectible, subject only to the reserve for bad debts on the face of the UEP Financial Statements as adjusted in UEP’s books of account for the passage of time through the Closing in the Ordinary Course of Business.

(i)      Taxes.

(a)	UEP has duly filed all Tax Returns required to be filed or extended on or before the Closing with respect to all applicable Taxes, and no penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. All of the Tax Returns are true and complete in all material respects. UEP has paid all Taxes due or claimed by any taxing authority to be due (whether or not in connection with any such Tax Returns).

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(b)	UEP has no liability for Taxes payable for or with respect to any Pre-Closing Tax Period in excess of the amounts actually paid prior to the Closing.
(c)	There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Controlling Uniroyal Parties, threatened in respect of any Taxes for which UEP is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or threatened, nor, to the Knowledge of the Controlling Uniroyal Parties, is there any basis for any such deficiency or claim. There is no currently-existing or currently-effective agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against UEP and no power of attorney granted by UEP with respect to any Tax matters is currently in force. There are no liens for Taxes upon the assets of UEP except liens relating to current Taxes not yet due and payable. No claim has ever been made against UEP by a taxing authority in a jurisdiction in which UEP has never paid Taxes or filed Tax Returns asserting that UEP is or may be subject to Taxes imposed by such jurisdiction, nor, to the Knowledge of the Controlling Uniroyal Parties, is there any basis for any such claim.
(d)	UEP will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period or portion thereof ending after the Closing as a result of any (i) change in method of accounting for a Taxable period or portion thereof ending on or prior to the Closing, (ii) intercompany transaction entered into on or prior to the Closing, or (iii) material prepaid amount received on or prior to the Closing.
(e)	UEP has collected all sales and use Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Tax authorities.
(f)	UEP has furnished or otherwise made available to the Company true and complete copies of all Tax Returns for the 2011, 2012 and 2013 fiscal years and all written communications with government authorities relating to any Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.
(g)	UEP is not nor has it been a party to any Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, other than UEP LLC Agreement and UEP Shareholders Agreement dated November 7, 2014.

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(h)	UEP has been classified as a partnership for federal and applicable state and local income Tax purposes since its inception.

(j)     Litigation. UEP is not subject to any outstanding Governmental Order. There is no Litigation pending or, to Knowledge of the Controlling Uniroyal Parties, threatened against UEP and, to the Knowledge of the Controlling Uniroyal Parties, there is no reasonable basis therefor.

(k)     Compliance with Laws; Governmental Authorizations.

           (i)     UEP has complied in all material respects with, and has conducted its operations in compliance with, all Applicable Laws and Governmental Orders affecting UEP. To the Knowledge of the Controlling Uniroyal Parties, UEP is not relying on any material exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to it after the Closing.

           (ii)     UEP has in full force and effect all Governmental Authorizations and all third party consents and authorizations necessary to conduct its business and own and operate its properties. Except as could not reasonably be expected to have any material adverse effect on UEP, UEP has complied with all Governmental Authorizations applicable to it.

           (iii)     UEP has all necessary consents, authorizations, licenses, sublicenses and any other rights in and to any personal information that are required to use and disclose that information in the conduct of its business or that are necessary to perform its contractual obligations.

(l)      Title to Assets; Real Property; Permits.

           (i)       Except as set forth on Schedule 3.2(l), UEP has sole, good, valid and marketable title to all of the assets necessary to conduct its business as is it currently conducted, free and clear of all Encumbrances. All personal property material to the businesses of UEP as currently conducted is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

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           (ii)      UEP has made available to Invisa and the Company a list of (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by UEP, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, UEP has made available to Invisa and the Company true, complete and correct copies of the deeds and other instruments (as recorded) by which UEP acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Uniroyal Parties or UEP and relating to the Real Property. With respect to leased Real Property, UEP has made available to Invisa and the Company true, complete and correct copies of any leases affecting the Real Property. UEP is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of UEP’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than UEP. There is no Litigation pending nor, to the the Controlling Uniroyal Parties, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

           (iii)    UEP currently owns, holds or possesses, and after the Closing will own, hold or possess, all Governmental Permits that are required by any Governmental Authority to be held by UEP to permit UEP to conduct its business as presently conducted. All such Governmental Permits are valid and in full force and effect. UEP has not abandoned, nor has there occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute an abandonment of any Governmental Permits. There is no pending or threatened action, investigation or proceeding with respect to revocation, cancellation, suspension, extension or nonrenewal of any such Governmental Permits.

(m)     Insurance. UEP has insurance coverage under policies that: (a) are in full force and effect; (b) are sufficient for compliance by UEP with all requirements of Law and of all agreements to which UEP is a party; (c) are valid and outstanding policies enforceable against the insurer; and (d) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated to, and by companies engaged in similar businesses and owning similar properties as UEP and provide adequate insurance coverage in accordance with industry practices for the risks the businesses and assets of UEP are customarily insured against.

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(n)     Debt Instruments; Credit Enhancements. Except as set forth on Schedule 3.2(n), there are no mortgages, indentures, notes, guarantees and other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which UEP is a party or which have been assumed by UEP or to which any assets are subject and any letters of credit, guarantees or other credit enhancements provided for the benefit of UEP by any other Person.

(o)     Leases. Schedule 3.2(o) sets forth all Contracts under which UEP is lessee or lessor of any material asset (including real property), or holds, manages or operates any material asset owned by any third party, or under which any material asset owned by UEP is held, operated or managed by a third party. Each Contract listed on Schedule 3.15 is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, UEP and, to the Knowledge of the Controlling Uniroyal Parties, the other parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto on the part of UEP have been obtained, and there have been no threatened cancellations thereof and are no outstanding material disputes thereunder. UEP has in all material respects performed all obligations thereunder required to be performed by it to date. Neither UEP nor, to the Knowledge of the Controlling Uniroyal Parties, any other party thereto is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time) would constitute such a default on the part of UEP or, to the Knowledge of the Controlling Uniroyal Parties, any other Person. All of the assets subject to such leases are in good operating condition and repair, normal wear and tear excepted.

(p)     Other Agreements. Each Contract material to the business of UEP as presently conducted or proposed to be conducted to which UEP is a party or by which UEP is bound is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, UEP, and, to the Knowledge of the Controlling Uniroyal Parties, the other parties thereto. UEP has performed, in all material respects, all obligations thereunder required to be performed to date and has all consents, permissions and authorizations required to perform those obligations; and the performance of those obligations does not violate any Applicable Laws. Neither UEP nor, to the Knowledge of the Controlling Uniroyal Parties, any other party thereto is in default in any respect under any of the Contracts, and there has not occurred any event which (whether with or without notice, lapse of time) would constitute such a default on the part of UEP or, to the Knowledge of the Controlling Uniroyal Parties, any other Person.

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(q)     Transactions with Related Parties. Except as set forth on Section 3.2(q) of the Disclosure Schedule, none of the Uniroyal Parties nor, to the Knowledge of the Controlling Uniroyal Parties, any present or former officer, member of the Board of Managers or member of UEP, nor any Affiliate of such officer, member of the Board of Managers or member, is currently a party to any oral or written agreement or transaction with UEP or any present or former officer, member of the Board of Managers or member of UEP, or any Affiliate of such officer, member of the Board of Managers or member, with a value to or requiring payments to any such officer, member of the Board of Managers, member or Affiliate, including any agreement providing for the employment of such individual, the furnishing of services by such individual, the lease of assets from or to such individual, or otherwise requiring payments to such individual.

(r)     Employee Benefit Plans.

Copies of the following materials have been made available to the Invisa and the Company: (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Invisa or the Company.

Each Employee Plan has been maintained, operated and administered in compliance in all respects with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on UEP.

Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

UEP has not nor has any member of UEP’s Controlled Group currently or at any time in the past had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

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With respect to each group health plan benefiting any current or former employee of UEP or any member of the Controlled Group that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, UEP and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended and (iii) the Women’s Health and Cancer Rights Act of 1998.

(s)     Employment Matters.

          (i)       UEP has made available to Invisa and the Company a list of all persons who are employees, independent contractors or consultants of UEP and for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual. All compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of UEP for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of UEP with respect to any compensation, commissions or bonuses.

          (ii)       Except as set forth on Schedule 3.2(s)(ii), (i) UEP is not, and has not ever been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, ”Union”), and there is not, and has not ever been any Union representing or purporting to represent any employee of UEP, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining; (ii) there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting UEP or any employees of UEP; and (iii) UEP has no duty to bargain with any Union.

          (iii)      UEP is and has been in material compliance with the terms of the collective bargaining agreements and other Contracts listed on Schedule 3.2(s)(iii) and all Applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance.

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(t)     Books and Records. The books of account, membership records, minute books and other records of UEP are true and complete in all material respects and have been maintained in accordance with good business practices.

(u)     No Brokers. Neither UEP nor the Uniroyal Parties have any liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

(v)      Maintenance of Business. UEP shall continue to operate its business and assets in the Ordinary Course of Business and consistent with past practice and maintain such assets and operations through the Closing substantially consistent with the condition of such assets and operations as of the Interim Balance Sheet Date.

(w)     Environmental Matters.

           (i)     (i) The Real Property is now in compliance in all material respects with all Environmental Laws, and UEP has no liabilities (whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise) under or by virtue of any Environmental Laws; (ii) there are no substances or conditions in or on the Real Property or at any geologically or hydrogeologically adjoining property that may support a claim or cause of action against UEP, Uniroyal Parties, Invisa or the Company under any Environmental Laws; and (iii) neither UEP nor its managers, officers, employees, or agents have generated or transported from the Real Property any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility where the transportation or disposal could create liability to any unit of government or any third party.

           (ii)    No activity has been undertaken on the Real Property or, to the Knowledge of the Controlling Uniroyal Shareholders, at any geologically or hydrogeologically adjoining property that would cause or contribute to (i) the Real Property becoming a treatment, storage, or disposal facility within the meaning of any Environmental Laws; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. UEP has obtained all permits required by all applicable Environmental Laws, and all such permits are in full force and effect.

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(x)     Intellectual Property.

          (i)      Schedule 3.2(x) sets forth a list of all: (i) Intellectual Property owned or purported to be owned by UEP (“UEP-Owned IP”) that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered UEP-Owned IP. UEP is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of UEP as currently conducted and contemplated (“UEP IP”), free and clear of all Encumbrances. UEP’s rights in the UEP IP are valid, subsisting and enforceable. UEP has taken reasonable steps to maintain the UEP IP and to protect and preserve the confidentiality of all Trade Secrets included in the UEP IP.

          (ii)     UEP has made available to Invisa a list of all licenses, sublicenses, consent to use agreements, permissions and other Contracts, whether written or oral, relating to Intellectual Property and to which UEP is a party or under which UEP is a licensor or licensee (“IP Agreements”). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of UEP under any of such IP Agreements.

          (iii)    The conduct of the businesses of UEP has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person, and, to the Knowledge of the Controlling Uniroyal Parties, no third party is infringing upon, violating or misappropriating any UEP Intellectual Property. There is no Litigation pending or, to the Knowledge of the Controlling Uniroyal Parties, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by UEP; (ii) challenging the validity, enforceability or ownership of any UEP-Owned IP or UEP’s rights with respect to any UEP IP. UEP is not subject to any outstanding decree or order that restricts or impairs the use of any UEP IP.

(y)     Full Disclosure.   No representation or warranty by any Controlling Uniroyal Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Invisa and the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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3.3           Representations and Warranties of the Uniroyal Parties. Each of the Uniroyal Parties hereby represents and warrants to Invisa and the Company as follows:

(a)     Consideration Interests. The allocation of shares of preferred ownership interests delivered as Consideration Interests to the Uniroyal Parties set forth on Exhibit B was determined by the Uniroyal Parties collectively, and delivery of the preferred ownership interests is made pursuant to that allocation, without any determination by Invisa.  Each Uniroyal Party confirms and agrees that (i) he has reviewed the Company LLC Agreement, and (ii) for his own business, tax and personal reasons, including without limitation, the fact that the Controlling Uniroyal Parties are solely liable for making the bulk of the representations and warranties contained in Article 3 and for indemnifying the Company in the event of a breach thereof, that the number and series of shares of preferred ownership interests set forth on Exhibit B received by such Uniroyal Party in exchange for the Equity Interests owned by such Uniroyal Party and set forth on Exhibit A, represents his individual direction for such delivery and constitutes fair value for such Uniroyal Party’s Equity Interests.

(b)     Ownership of Units. Such Uniroyal Party is the owner of the Equity Interests set forth opposite such Uniroyal Party’s name on Exhibit A, and such Uniroyal Party will transfer and deliver to Invisa and the Company such Equity Interests free and clear of any Encumbrances or other restrictions on transfer. Except as set forth on Exhibit A, such Uniroyal Party is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any equity or debt securities of UEP (other than this Agreement). Such Uniroyal Party is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests other than UEP LLC Agreement and the Securityholders Agreement.

(c)     Enforceability. This Agreement and when signed at the Closing, each of the other Transaction Documents to which such Uniroyal Party is a party, have been duly executed and delivered by such Uniroyal Party and constitute the legal, valid, and binding obligation of such Uniroyal Party, enforceable against such Uniroyal Party in accordance with their respective terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies. Such Uniroyal Party has the full right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which such Uniroyal Party is a party and to perform his obligations under this Agreement and such Transaction Documents.

(d)     No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under, any contractual obligations of such Uniroyal Party. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any contractual obligation of such Uniroyal Party, is required to be made by or on behalf of such Uniroyal Party in connection with the execution, delivery or performance by such Uniroyal Party of this Agreement and the consummation of the transactions contemplated hereunder, except under the Amended and Restated Limited Liability Company Agreement and the Securityholders Agreement.

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(e)     Purchase for Own Account. The Consideration Interests to be acquired by such Uniroyal Party hereunder as consideration for the Equity Interests will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and such Uniroyal Party has no present intention of selling, granting any participation in, or otherwise distributing the same.

(f)     Investment Experience. Such Uniroyal Party understands that the acquisition of the Consideration Interests involves substantial risk. Such Uniroyal Party: (a) either alone or together with one or more of his or her purchaser representatives, has experience as an investor in securities of companies in the development stage and acknowledges that such Uniroyal Party is able to fend for himself, can bear the economic risk of such Uniroyal Party’s investment in the Consideration Interests and has such knowledge and experience in financial or business matters that such Uniroyal Party is capable of evaluating the merits and risks of this investment in the Consideration Interests and protecting his own interests in connection with this investment, and (b) has a preexisting personal or business relationship with Invisa and certain of its officers, directors or controlling persons of a nature and duration that enables such Uniroyal Party to be aware of the character, business acumen and financial circumstances of such persons. Each Uniroyal Party represents that the address at which his investment decision was made is located at the address set forth on Exhibit A.

(g)     Additional Information. Such Uniroyal Party acknowledges that he has been afforded the opportunity to ask questions and receive answers concerning Invisa and to obtain additional information that he has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein shall operate to modify or limit in any respect the representations and warranties of Invisa and the Company or to relieve Invisa or the Company from any obligations to such Uniroyal Party for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(h)     Restricted Securities. Such Uniroyal Party understands that the Consideration Interests are characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, such Uniroyal Party represents that he is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Such Uniroyal Party understands that the Company is under no obligation to register any of the securities sold hereunder under federal or state securities laws. Such Uniroyal Party understands that no public market now exists for any of the Consideration Interests and that it is unlikely that a public market will ever exist for any of the Consideration Interests.

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ARTICLE 4

CONDITIONS TO INVISA’S AND THE COMPANY’S OBLIGATIONS AT CLOSING

The obligations of Invisa and the Company under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, which waiver must be given by written communication to the Uniroyal Parties.

4.1           Representations and Warranties. Each of the representations and warranties of the Uniroyal Parties contained in Sections 3.2 and 3.3 shall have been true and correct in all material respects as of the date hereof and shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2           Performance. The Uniroyal Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing and shall have obtained all material approvals, consents and qualifications necessary to complete the purchase and sale described herein.

4.3           Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

4.4           Maintenance of Business. UEP shall have continued to operate its business and assets in the Ordinary Course of Business and consistent with past practice and maintained their assets and operations through the Closing substantially consistent with the condition of such assets and operations as of the Interim Balance Sheet Date.

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4.5           Good Standing Certificate. A good standing certificate for UEP issued by the Delaware Secretary of State dated within ten (10) days of the Closing shall have been delivered to Invisa.

4.6           No Litigation. There shall be no pending or threatened Litigation, which in the opinion of Invisa, has had or could have any material adverse effect on the consummation of the transactions contemplated hereby or on the expected benefits therefrom.

4.7           FIRPTA Certificate. Each of the Uniroyal Parties shall have executed and delivered to Invisa a certification of the non-foreign status of each such Party in compliance with Treasury Regulation section 1.1445-2(b).

4.8           Secretary’s Certificate. The Company shall have received a certificate of the Secretary or Assistant Secretary of UEP certifying that attached thereto are true and complete copies of all resolutions adopted by the Members and the Board of Managers of UEP authorizing the transfer of the UEP Equity Interests, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

4.9           Transfer Powers. The Company shall have received duly executed assignments of the Equity Interests.

4.10         Uniroyal Party Releases. The Company shall have received a release of all claims against UEP executed by each Uniroyal Party and in form and substance reasonably acceptable to Invisa.

4.11         Other Documents. All other documents in connection with the transactions contemplated at the Closing and all instruments incident thereto shall be reasonably satisfactory in form and substance to the Company and Invisa and the Company and Invisa shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

4.12         Form 8-K and Press Release. Invisa, the Company and the Uniroyal Parties shall have mutually agreed on the final press release and Invisa Form 8-K to be filed in connection with the Closing.

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ARTICLE 5

CONDITIONS TO THE OBLIGATIONS OF THE

UNIROYAL PARTIES AT CLOSING

The obligations of each of the Uniroyal Parties under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions, which waiver must be given by written communication to Invisa and the Company.

5.1           Representations and Warranties. Each of the representations and warranties of Invisa and the Company contained in Section 3(a) shall have been true and correct in all material respects as of the date hereof and shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2           Payment of Consideration Intersts. The Company shall have delivered to each of the Uniroyal Parties the Consideration Interests specified for such Uniroyal Party in Exhibit B as consideration in full for all of the outstanding Equity Interests in UEP and in accordance with the provisions of Section 2.

5.3           Good Standing Certificate. A good standing certificate for Invisa issued by the Nevada Secretary of State and a good standing certificate for the Company issued by the Delaware Secretary of State, each dated within ten (10) days of the Closing, shall have been delivered to the Uniroyal Parties.

5.4           Other Documents. All other documents in connection with the transactions contemplated at the Closing and all instruments incident thereto shall be reasonably satisfactory in form and substance to the Uniroyal Parties, and the Uniroyal Parties shall have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.

5.5           Form 8-K and Press Release. Invisa, the Company and the Uniroyal Parties shall have mutually agreed on the final press release and Invisa Form 8-K to be filed in connection with the Closing.

ARTICLE 6

TAX MATTERS

6.1           Tax Covenants.

(a)     Without the prior written consent of neither the Uniroyal Parties (and, prior to the Closing, UEP, its Affiliates and their respective Representatives) nor the Company shall not, to the extent it may affect, or relate to, UEP, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of UEP in respect of any Pre-Closing Tax Period.

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(b)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Company when due. The Company shall, at its own expense, timely prepare and file any Tax Return or other document with respect to such Taxes or fees (and Invisa and the Uniroyal Parties shall cooperate with respect thereto as necessary), including signing any such Tax Return.

(c)     The Company or UEP shall prepare, or cause to be prepared, all Tax Returns required to be filed by UEP after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Company to the Uniroyal Parties’ Representative (together with schedules, statements and, to the extent requested by Uniroyal Parties, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Uniroyal Parties’ Representative objects to any item on any such Tax Return, he shall, within 10 days after delivery of such Tax Return, notify the Company in writing that he so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Invisa and the Uniroyal Parties’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Company and the Uniroyal Parties’ Representative are unable to reach such agreement within 10 days after receipt by the Company of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by the Company and reasonably acceptable to the Uniroyal Parties’ Representative (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Company and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by the Company and the Uniroyal Parties. The preparation and filing of any Tax Return of UEP that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Company.

6.2           Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon UEP shall be terminated as of the Closing Date. After such date none of UEP, the Uniroyal Parties nor any of the Uniroyal Parties’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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6.3           Tax Indemnification. The Controlling Uniroyal Parties shall jointly and severally indemnify UEP, Invisa, the Company and each Invisa Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.2(i); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 6; (c) all Taxes of UEP or relating to the business of UEP for all Pre-Closing Tax Periods; and (d) any and all Taxes of any person imposed on UEP arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. The Controlling Uniroyal Parties shall reimburse the Company for any Taxes of UEP that are the responsibility of the Uniroyal Parties pursuant to this Section 6.3 within ten Business Days after payment of such Taxes by the Company, provided that the Company will have given the Uniroyal Parties written notice not less than thirty (30) days prior to any such payment that it proposes to make such payment and shall have given the Uniroyal Parties an opportunity to discuss such payment with Invisa.

6.4           Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, provided, however, that such allocation shall not be made to the extent that no such taxes are payable in respect of the period that begins before the Closing Date.

6.5           Contests. The Company and Invisa agree to give written notice to the Uniroyal Parties’ Representative of the receipt of any written notice by UEP, Invisa or any of Invisa's Affiliates which involves the assertion of any claim, or the commencement of any Litigation, in respect of which an indemnity may be sought by the Company pursuant to this Article 6 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Company's right to indemnification hereunder. the Company shall control the contest or resolution of any Tax Claim; provided, however, that the Company shall obtain the prior written consent of the Uniroyal Parties’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Controlling Uniroyal Parties shall be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose; the fees and expenses of which separate counsel shall be borne solely by the Controlling Uniroyal Parties.

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6.6           Cooperation and Exchange of Information. The Uniroyal Parties and the Company shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 6 or in connection with any audit or other proceeding in respect of Taxes of UEP. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Uniroyal Parties and the Company shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of UEP for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of UEP for any taxable period beginning before the Closing Date, the Uniroyal Parties or the Company (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

6.7           Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 6 shall be treated as an adjustment to the Consideration Interests by the parties for Tax purposes, unless otherwise required by Law.

6.8           Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.2(i) and this Article 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

6.9           Overlap. To the extent that any obligation or responsibility pursuant to Article 7 may overlap with an obligation or responsibility pursuant to this Article 6, the provisions of this Article 6 shall govern.

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ARTICLE 7

INDEMNIFICATION

7.1           Indemnification by the Uniroyal Parties. The Controlling Uniroyal Parties shall jointly and severally indemnify and defend the Invisa Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”), incurred or sustained by, or imposed upon the Invisa Indemnitees based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of any Uniroyal Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of them pursuant to this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Uniroyal Party pursuant to this Agreement.

7.2           Indemnification by Invisa. Invisa and the Company shall indemnify and defend the Uniroyal Parties harmless against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Uniroyal Parties based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of Invisa or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Invisa or the Company pursuant to this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Invisa or the Company pursuant to this Agreement.

7.3           Survival of Representations and Warranties.

(a)     The representations and warranties made by the Uniroyal Parties in this Agreement and in each of the other agreements, certificates and instruments delivered to Invisa or the Company pursuant to or in connection with the transactions contemplated by this Agreement will expire at the Closing and be of no force and effect thereafter.

(b)     The representations and warranties made by Invisa and the Company shall expire at the Closing and be of no force and effect thereafter.

7.4           Demands. If any Indemnitee believes such Indemnitee is entitled to be indemnified by any Indemnitor pursuant to this Article 7 with respect to any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party demand, assertion, claim, action or proceeding being referred to herein as a “Third Party Claim“), such Indemnitee agrees that, promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement with respect to such Third Party Claim, such Indemnitee will give prompt notice thereof in writing to Invisa and the Company, if the Indemnitee is a Uniroyal Party, or the Uniroyal Parties’ Representative on behalf of the Uniroyal Parties, if the Indemnitee is Invisa. Such notice shall include a formal demand for indemnification under this Agreement. Failure of the Indemnitee to give such notice in a timely manner shall not relieve the Indemnitor from any liability which it may have on account of this Article 7 or otherwise, except to the extent that the Indemnitor is materially prejudiced thereby.

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7.5           Right to Contest and Defend. The Indemnitor shall be entitled at its cost and expense to participate in the defense of any Third Party Claim for which it has received notice from the Indemnitee under Section 7.4 and, subject to the limitations set forth in this Section 7.5, shall be entitled to control and appoint lead counsel (reasonably satisfactory to the Indemnitee) for such defense; provided that the Indemnitor shall be entitled to control and appoint lead counsel only if (i) the claim involves (and continues to involve) solely monetary damages, (ii) the Indemnitor expressly agrees in writing to the Indemnitee that, as between the two, the Indemnitor is solely obligated to satisfy and discharge the claim and (iii) the Indemnitor makes reasonably adequate provision to satisfy the Indemnitee of the Indemnitor’s ability to satisfy and discharge the claim (the foregoing collectively, the “Litigation Conditions“); provided, however, that the Indemnitor shall forfeit the right to control the defense or settlement of any such claim if, at any time after assuming the defense or settlement thereof, the Indemnitor no longer satisfies the Litigation Conditions; provided, further, that notice of the intention to so control the defense shall be delivered by the Indemnitor to the Indemnitee within sixty (60) days (or sooner, if the nature of the third party claim so requires) from the date of receipt by the Indemnitor of notice by the Indemnitee of the assertion of the Third Party Claim. Any such contest may be conducted in the name and on behalf of the Indemnitor or the Indemnitee, as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnitor, but the Indemnitee shall have the right, but not the obligation, to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. Notwithstanding the foregoing, upon the election by the Indemnitor to assume the defense, the Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee, if and only to the extent that (i) the Indemnitor has not employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, (ii) the employment of counsel and the amount reimbursable therefor by the Indemnitee has been authorized in writing by the Indemnitor or (iii) representation of the Indemnitor and the Indemnitee by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. The Indemnitor shall have full authority to determine all action to be taken with respect to a Third Party Claim the defense of which it has assumed in accordance with this Section 7.5; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any non-monetary relief whatsoever, other than the performance of purely ministerial tasks, and any settlement of a claim must include a full release of the Indemnitee. If the Indemnitor does not elect to assume the control of the defense of any such Third Party Claim, fails to notify the Indemnitee of its election as herein provided or fails to satisfy the Litigation Conditions, the Indemnitee may pay, compromise or defend such Third Party Claim; provided, however, that the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim.

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7.6           Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of UEP (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.2(i) or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 6) shall be governed exclusively by Article 6 hereof.

7.7          Cooperation. The Indemnitor and the Indemnitee agree to cooperate with each other and their respective counsel in contesting any Third Party Claim or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any other Person, including giving each other reasonable access to all information relevant thereto, subject to receipt of a reasonable confidentiality agreement. The Indemnitor shall be obliged to reimburse the Indemnitee for the reasonable out-of-pocket expenses related to such cooperation.

7.8          Indemnity Matters. Notwithstanding any other provision of this Agreement, the amount of any indemnification payable under this Article 7 shall be limited to the amount of any Losses that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnitee in respect of any such claim. The parties hereto agree that in seeking indemnification payable under this Article 7, each such party shall (i) exercise good faith in not taking any action, or omitting to take any action, that would jeopardize or prejudice the interests of an Indemnitee and (ii) use reasonable best efforts to pursue all rights and remedies of an Indemnitee under any insurance policy or any other obligation of indemnification in its favor.

ARTICLE 8

UNIROYAL PARTIES’ REPRESENTATIVE

Each Uniroyal Party hereby agrees as follows:

8.1          Authorization of the Uniroyal Parties’ Representative. Howard R. Curd (the “Uniroyal Parties’ Representative”) (and any successor appointed by him or by the Uniroyal Parties to act on his behalf), is hereby appointed, authorized and empowered to act, on behalf of the Uniroyal Parties in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other agreements contemplated hereby, including, without limitation and in connection with the activities to be performed on behalf of the Uniroyal Parties under this Agreement for the purposes and with the powers and authority hereinafter set forth in this Article 8, which shall include the power and authority:

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(a)     to execute and deliver such amendments, waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Uniroyal Parties’ Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other agreements contemplated hereby;

(b)     as the representative of the Uniroyal Parties, to enforce and protect the rights and interests of the Uniroyal Parties and to enforce and protect the rights and interests of the Uniroyal Parties’ Representative arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (i) assert or institute any claim for indemnification on behalf of the Uniroyal Parties; (ii) investigate, defend, contest or litigate any claim for indemnification initiated by Uniroyal Parties, against Invisa or the Company, and receive process on behalf of any or all of the Uniroyal Parties in any such claim and compromise or settle on such terms as the Uniroyal Parties’ Representative shall determine to be appropriate and give receipts, releases and discharges on behalf of all of the Uniroyal Parties with respect to any such claim; (iii) file any proofs, debts, claims and petitions as the Uniroyal Parties’ Representative may deem advisable or necessary; (iv) settle or compromise any claims asserted under this Agreement including, without limitation, the matters addressed in Article 6 and Article 7; (v) assume, on behalf of all of the Uniroyal Parties, the defense of any claim that is the basis of any claim asserted under this Agreement; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, it being understood that the Uniroyal Parties’ Representative shall not have any obligation to take, and shall not have liability for any failure to take, any such any action;

(c)     to enforce payment of any amounts payable to the Uniroyal Parties, in each case on behalf of the Uniroyal Parties, in the name of the Uniroyal Parties’ Representative;

(d)     to waive or refrain from enforcing any right of the Uniroyal Parties or of the Uniroyal Parties’ Representative arising out of or under or in any manner relating to this Agreement, or any other agreement contemplated hereby or thereby; and

(e)     to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Uniroyal Parties’ Representative, in his sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (d) above and the transactions contemplated by this Agreement.

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(f)     Invisa and the Company shall be entitled to rely exclusively upon the communications of the Uniroyal Parties’ Representative relating to the foregoing as the communications of the Uniroyal Parties. Invisa and the Company (i) need not be concerned with the authority of the Uniroyal Parties’ Representative to act on behalf of all Uniroyal Parties hereunder, and (ii) shall not be held liable or accountable in any manner for any act or omission of the Uniroyal Parties’ Representative in such capacity. Notwithstanding anything to the contrary contained herein, the Uniroyal Parties’ Representative, in his role as Uniroyal Parties’ Representative, shall have no liability whatsoever to Invisa or the Company or any of their Affiliates. The grant of authority provided for in this Section 8.1 is coupled with an interest and is being granted, in part, as an inducement to Invisa and the Company to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Uniroyal Party and shall be binding on any successor thereto.

8.2          Compensation; Exculpation; Indemnity; Resignation.

(a)     The Uniroyal Parties’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his service hereunder.

(b)     In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Uniroyal Parties’ Representative hereunder or thereunder, (i) the Uniroyal Parties’ Representative shall not assume any, and shall incur no, responsibility whatsoever to any Uniroyal Parties by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any instruments, agreements or documents relating thereto, unless by the Uniroyal Parties’ Representative’s gross negligence or willful misconduct, and (ii) the Uniroyal Parties’ Representatives hall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Company or the Uniroyal Parties’ Representative pursuant to such advice shall in no event subject the Uniroyal Parties’ Representative to liability to the Invisa or Uniroyal Parties or any other Person, unless by the Uniroyal Parties’ Representative’s gross negligence or willful misconduct.

(c)     Each Uniroyal Party, jointly and severally, shall indemnify the Uniroyal Parties’ Representative, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against him, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Uniroyal Parties’ Representative hereunder or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Uniroyal Parties’ Representative that arise from the Uniroyal Parties’ Representative’s gross negligence or willful misconduct, including the willful material breach of this Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Uniroyal Parties’ Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 8.2(c), each Uniroyal Party shall promptly deliver to the Uniroyal Parties’ Representative full payment of his, her or its ratable share of such indemnification claim.

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(d)     The Uniroyal Parties’ Representative may resign as Uniroyal Parties’ Representative upon 5 days prior notice to each of Uniroyal Parties, mailed to their addresses as they appear on the books and records of the Company.

(e)     All of the indemnities, immunities and powers granted to the Uniroyal Parties’ Representative under this Agreement shall survive the Closing and any termination of this Agreement and the resignation of the Uniroyal Parties’ Representative.

ARTICLE 9

RESTRICTIVE COVENANTS

9.1          Each of the Uniroyal Parties acknowledges and agrees that he shall not, directly or indirectly (and shall ensure that no Affiliate of him shall directly or indirectly) do any of the following in any capacity, whether on his own behalf, or on behalf of, or jointly with, any other Person except in furtherance of UEP’s business:

    (a)      at any time during the period of three years from Closing, in any geographic area in which UEP carries on business, carry on, be concerned or assist in any way, a business which is or would be in competition with the business of UEP as it was carried on at Closing; or

    (b)      at any time during the period of three years from Closing, contact, solicit or otherwise seek or accept the business of any Person who has been a client or customer of UEP at any time during the period of twelve months prior to Closing in an manner that is competitive with the business of UEP as of the date of this Agreement;

    (c)      at any time during the period of three years from Closing, without the consent of the Company, employ or engage, or offer to employ or engage, or solicit or otherwise entice or attempt to entice away from UEP, any person who is employed or engaged by UEP in a managerial, sales or technical role; or

    (d)      at any time after Closing, use in the course of any business any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by UEP or anything which is, in the reasonable opinion of the Invisa, capable of confusion with such words, mark, name, design or logo.

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9.2          Each covenant contained in Section 9.1 is a separate covenant of each of the Uniroyal Parties and shall be enforceable separately and independently by the Company and UEP, as the case may be. Each such undertaking is considered fair and reasonable by the parties in order to assure the Invisa the full benefit of the business and goodwill of UEP.

9.3          Notwithstanding anything else in this Agreement to the contrary, the ownership of capital stock of Invisa or any membership interest of the Company or not more than 3% of the capital stock of any company listed on any U.S. stock exchange, including the NASDAQ markets, by any Uniroyal Party shall not in and of itself be deemed to be a violation of any covenant set forth in Section 9.1.

ARTICLE 10

GENERAL PROVISIONS

10.1         Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No Party may assign its rights duties or obligations hereunder without the prior written consent of the other Parties hereto.

10.2         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of laws. The Parties agree that any action brought by any Party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each Party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of Florida, County of Hillsborough.

10.3         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

10.4         Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

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10.5         Notices. Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party sufficient notice under this Agreement upon receipt if delivered as follows: (a) in person; (b) addressed to the other Party at its facsimile number specified herein (or hereafter modified by subsequent notice to the Parties hereto); (c) by an express overnight courier, with proof of delivery from the courier requested; or (d) by certified United States mail (return receipt requested). All notices for delivery outside the United States will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the Party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other Party may designate by one of the indicated means of notice herein to the other Parties hereto as follows:

(i)    if to a Uniroyal Party, at such Uniroyal Party’s address as set forth on Exhibit A hereto; and

(ii)   if to Invisa, the Company, or UEP, to such party marked “Attention: Chief Executive Officer”, at 1800 2nd Street, Suite 965, Sarasota, FL 34236.

10.6         Expenses. Each Party shall be responsible for the payment of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of such Party’s counsel and advisors.

10.7         Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the Parties hereto.

10.8         Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any Party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both Parties agree to substitute such provision(s) through good faith negotiations.

10.9         Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the specific subject matter hereof.

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10.10         Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.11         Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

10.12         Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

10.13         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the below-signed have executed this Agreement as of the date set forth above.

INVISA:

INVISA, INC., a Nevada corporation

By:	/s/ Edmund King
Name:	Edmund King
Title:	CEO

THE COMPANY:

UEP HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Edmund King
Name:	Edmund King
Title:	Manager

UEP:

UEP ENGINEERED PRODUCTS, LLC, a Delaware limited liability company

By:	/s/ Howard F. Curd
Name:	Howard F. Curd
Title:	President

UNIROYAL PARTIES:

/s/ Howard R. Curd
Howard R. Curd

/s/ Howard F. Curd
Howard F. Curd

/s/ George Sanchez
George Sanchez

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/s/ Mark Kunz
Mark Kunz

/s/ Ted Torres
Ted Torres

UNIROYAL PARTIES REPRESENTATIVE:

By:	/s/ Howard R. Curd
Howard R. Curd

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